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FORM 3                                                                                              -------------------------------
                                                                                                              OMB APPROVAL
                                                                                                    -------------------------------
                                                                                                    OMB number:           3235-0104
                                                                                                    Expires:         April 30, 1997
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    -------------------------------

                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940



-----------------------------------------------------------------------------------------------------------------------------------
                                              |                          |4.  Issuer Name and Ticker or Trading Symbol
1.    Name and Address of Reporting Person    | 2.  Date of Event Re-    |    NetVoice Technologies Corporation Symbol: NTVT
                                              |     quiring Statement    |
      Grimes         Spencer          B.      |     (Month/Day/Year)     |
----------------------------------------------|                          |---------------------------------------------------------
      (Last)         (First)        (Middle)  |                          |                                | 6. If Amendment, Date
                                              |       06/30/00           | 5.  Relationship of Reporting  |    of Original
    c/o BG Media Intermediate Fund L.P.       |                          |     Person to Issuer           |     (Month/Day/Year)
    399 Park Avenue, 19th Floor               |                          |     (Check all applicable)     |        04/05/00*
----------------------------------------------|--------------------------|                                |------------------------
                    (Street)                  | 3.  IRS Number of        |                                |7. Individual or Joint/
                                              |     Reporting Person     |      X  Director   __ 10% Owner|   Group Filing
                                              |      (Voluntary)         |      __ Officer    __ Other    |(Check applicable line)
                                              |                          |         (give title   (specify |X  Form filed by One
                                              |                          |          below)        below)  |   Reporting Person
                                              |                          |        _________________       |__ Form filed by More
      New York          New York      10022   |                          |                                |   than One Reporting
                                              |                          |                                |   Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
===================================================================================================================================
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                       (Print or Type Responses)
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FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deriv-    |     Ownership
                          |                        |                              |     Deri-      |     ative     |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
 Series A Convertible     | 12/30/00   |   N/A     |Common Stock |    20,000      |     $3.25      |       D       |
 Preferred Stock          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
 Warrant to Purchase      | 10/1/00 1  |  6/30/10  |Series A     |   1,222.2      |     $0.01      |       D       |
 Series A Convertible     |            |           |Convertible  |                |                |               |
 Preferred Stock or       |            |           |Preferred    |                |                |               |
 Common Stock             |            |           |Stock or     |                |                |               |
                          |            |           |Common Stock |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
 Warrant to Purchase      | 04/02/01 2 |  6/30/10  |Series A     |   1,444.4      |     $0.01      |       D       |
 Series A Convertible     |            |           |Convertible  |                |                |               |
 Preferred Stock or       |            |           |Preferred    |                |                |               |
 Common Stock             |            |           |Stock or     |                |                |               |
                          |            |           |Common Stock |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
 Series A Convertible     | 12/30/00   |   N/A     |Common Stock |  2,153,846     |     $3.25      |       I       |Consists of
 Preferred Stock          |            |           |             |                |                |               |2,153,846 shares
                          |            |           |             |                |                |               |of Series A Con-
                          |            |           |             |                |                |               |vertible Prefer-
                          |            |           |             |                |                |               |red Stock held
                          |            |           |             |                |                |               |by BG Media Int-
                          |            |           |             |                |                |               |ermediate Fund,
                          |            |           |             |                |                |               |L.P. Mr. Grimes
                          |            |           |             |                |                |               |is a member of
                          |            |           |             |                |                |               |BG Media Interme
                          |            |           |             |                |                |               |diate Investors
                          |            |           |             |                |                |               |L.L.C., the gen-
                          |            |           |             |                |                |               |eral partner of
                          |            |           |             |                |                |               |BG Media Inter-
                          |            |           |             |                |                |               |mediate Fund,
                          |            |           |             |                |                |               |L.P. Mr. Grimes
                          |            |           |             |                |                |               |disclaims bene-
                          |            |           |             |                |                |               |ficial ownership
                          |            |           |             |                |                |               |of these Shares
                          |            |           |             |                |                |               |except to the
                          |            |           |             |                |                |               |extent of his
                          |            |           |             |                |                |               |pecuniary inte-
                          |            |           |             |                |                |               |rest therein.
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
 Warrant to Purchase      | 10/01/00 1 |  6/30/10  |Series A     |    131,624     |     $0.01      |       I       |Consists of
 Series A Convertible     |            |           |Convertible  |                |                |               |Warrants to pur-
 Preferred Stock or       |            |           |Preferred    |                |                |               |chase 131,624
 Common Stock             |            |           |Stock or     |                |                |               |shares of Common
                          |            |           |Common Stock |                |                |               |Stock or Series
                          |            |           |             |                |                |               |A Convertible
                          |            |           |             |                |                |               |Preferred Stock,
                          |            |           |             |                |                |               |which Warrants
                          |            |           |             |                |                |               |are held by BG
                          |            |           |             |                |                |               |Media Intermedi-
                          |            |           |             |                |                |               |ate Fund, L.P.
                          |            |           |             |                |                |               |Mr. Grimes is a
                          |            |           |             |                |                |               |member of BG
                          |            |           |             |                |                |               |Media Interme-
                          |            |           |             |                |                |               |diate Investors
                          |            |           |             |                |                |               |L.L.C., the gen-
                          |            |           |             |                |                |               |eral partner of
                          |            |           |             |                |                |               |BG Media Inter-
                          |            |           |             |                |                |               |mediate Fund,
                          |            |           |             |                |                |               |L.P. Mr. Grimes
                          |            |           |             |                |                |               |disclaims bene-
                          |            |           |             |                |                |               |ficial ownership
                          |            |           |             |                |                |               |of these
                          |            |           |             |                |                |               |Warrants and
                          |            |           |             |                |                |               |underlying
                          |            |           |             |                |                |               |securities
                          |            |           |             |                |                |               |except to the
                          |            |           |             |                |                |               |extent of his
                          |            |           |             |                |                |               |pecuniary inte-
                          |            |           |             |                |                |               |rest therein.
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------

--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
 Warrant to Purchase      | 04/02/01 2 |  6/30/10  |Series A     |    155,555     |     $0.01      |       I       |Consists of
 Series A Convertible     |            |           |Convertible  |                |                |               |Warrants to pur-
 Preferred Stock or       |            |           |Preferred    |                |                |               |chase 155,573
 Common Stock             |            |           |Stock or     |                |                |               |shares of Common
                          |            |           |Common Stock |                |                |               |Stock or Series
                          |            |           |             |                |                |               |A Convertible
                          |            |           |             |                |                |               |Preferred Stock,
                          |            |           |             |                |                |               |which Warrants
                          |            |           |             |                |                |               |are held by BG
                          |            |           |             |                |                |               |Media Intermedi-
                          |            |           |             |                |                |               |ate Fund, L.P.
                          |            |           |             |                |                |               |Mr. Grimes is a
                          |            |           |             |                |                |               |member of BG
                          |            |           |             |                |                |               |Media Interme-
                          |            |           |             |                |                |               |diate Investors
                          |            |           |             |                |                |               |L.L.C., the gen-
                          |            |           |             |                |                |               |eral partner of
                          |            |           |             |                |                |               |BG Media Inter-
                          |            |           |             |                |                |               |mediate Fund,
                          |            |           |             |                |                |               |L.P. Mr. Grimes
                          |            |           |             |                |                |               |disclaims bene-
                          |            |           |             |                |                |               |ficial ownership
                          |            |           |             |                |                |               |of these
                          |            |           |             |                |                |               |Warrants and
                          |            |           |             |                |                |               |underlying
                          |            |           |             |                |                |               |securities
                          |            |           |             |                |                |               |except to the
                          |            |           |             |                |                |               |extent of his
                          |            |           |             |                |                |               |pecuniary inte-
                          |            |           |             |                |                |               |rest therein.
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1.  Only exercisable if the Issuer is not able to effect listing of its Common Stock on the NASDAQ National Market System by
    October 1, 2000.

2.  Only exercisable if the Issuer does not achieve certain earnings targets for the fiscal year ended December 31, 2000.


**       Intentional misstatements or omissions of facts constitute Federal          /s/ Spencer B. Grimes
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             July 10, 2000
                                                                                     -----------------------------   --------------
Note:    File three copies of this Form, one of which must be manually signed.         ** Signature of Reporting          Date
         If space provided is insufficient, See Instruction 6 for procedure.              Person
                                                                                                                             Page 2



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